AGREEMENT FOR PURCHASE AND SALE

THIS AGREEMENT FOR PURCHASE AND SALE OF REAL PROPERTY ("Agreement") between **AM CORAL SPRINGS, LLC**, a Florida limited liability company, having an address of 7900 Glades Road, Suite 250, Boca Raton, Florida 33434 ("Seller") and **IREIT BUSINESS MANAGER & ADVISOR, INC.**, an Illinois corporation, having a principal address at 2901 Butterfield Road, Oak Brook, Illinois 60523 ("Buyer"), is made and entered into as of this 18th day of November, 2013.

Recitals

A. Seller owns certain real property and improvements commonly known as North Hills Square Shopping Center located at 4650 University Drive, Coral Springs, Broward County, Florida and more specifically described in **Exhibit A** attached hereto.

B. Subject to the terms and conditions set forth below, Seller desires to sell to Buyer, and Buyer desires to purchase from Seller, the Property.

C. For purposes of this Agreement, the "Effective Date" shall be November 18, 2013.

Agreement

NOW, THEREFORE, in consideration of the mutual covenants, promises and agreements herein contained, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto do hereby agree as follows:

1. Purchase and Sale. The above "Recitals" are hereby incorporated into this Agreement as if fully set forth herein. Seller hereby agrees to sell to Buyer, and Buyer hereby agrees to purchase from Seller, the Property on the terms and conditions set forth herein. The purchase and sale includes all of Seller's right and title, estate interest in and to all of the following (hereinafter sometimes collectively referred to as the "Property"):

1.1. The real property described on **Exhibit A** attached hereto, together with all structures, buildings, improvements and fixtures affixed or attached thereto and all easements and rights appurtenant thereto, including, without limitation: (i) all easements, privileges, tenements, hereditaments, appurtenances and rights belonging or in any way appurtenant to such real property; (ii) any strip or gore or any land lying in the bed of any street, road, alley or right-of-way, open or closed, adjacent to or abutting such real property; and (iii) any and all air rights, subsurface rights, development rights and water rights permitting to such real property (all of the foregoing being collectively referred to herein as the "Real Property");

1.2. All leases, including associated amendments, with all persons ("Tenants") leasing the Real Property or any portion thereof as of the Effective Date or entered into in accordance with this Agreement prior to Closing (as hereinafter defined) (collectively, the "Leases"), together with all security deposits held in connection with the Leases and all of Seller's right,

title and interest in and to all guarantees, letters of credit and other similar credit enhancements providing additional security for such Leases;

1.3. Seller's interest, if any, with representation or warranties, in (i) any and all tangible personal property owned by Seller located on or used exclusively in connection with the Real Property, including, without limitation, equipment, furniture, tools and supplies (collectively, the "Tangible Personal Property"); and (ii) any and all plans and specifications, architectural and engineering drawings, to the extent that same is in Seller's actual possession, and the common name of the Real Property including, but not limited to, the name North Hills Square Shopping Center, (collectively, the "Intangible Personal Property," and collectively with the Tangible Personal Property, the "Personal Property");

1.4. All service contracts as set forth on **Exhibit D** relating to the operation of the Property as of the Effective Date or entered into in accordance with this Agreement prior to Closing which Buyer has agreed to assume during the Inspection Period (collectively, the "Contracts"); and

1.5. To the extent transferable without any undertaking or obligation or warranties on behalf of Seller, any and all building permits, certificates of occupancy and other certificates, permits, consents, authorizations, variances or waivers, dedications, subdivision maps, licenses and approvals from any governmental or quasi-governmental agency, department, board, commission, bureau or other entity or instrumentality and warranties or guarantees relating to the Real Property (collectively, the "Permits").

2. Purchase Price. Subject to the charges, prorations and other adjustments set forth in this Agreement, the total Purchase Price for the Property shall be Eleven Million Fifty Thousand and No/100 Dollars ($11,050,000.00) ("Purchase Price"), payable as follows:

2.1. Deposit. Within one (1) business day after the Effective Date, Buyer shall deposit into Escrow (as hereinafter defined) the amount of Two Hundred Fifty Thousand and No/100 Dollars ($250,000.00) (together with any interest thereon, the "Initial Deposit"), payable to Chicago Title Insurance Company located at 10 South LaSalle Street, Suite 3100, Chicago, Illinois 60606, Attn: Nancy Castro, Vice President ("Escrow Holder"). On or prior to the expiration of the Inspection Period (as hereinafter defined), Buyer shall deposit into Escrow the additional amount of Two Hundred Fifty Thousand and No/100 Dollars ($250,000.00) (together with any interest thereon, the "Additional Deposit"). The Initial Deposit and, if made, the Additional Deposit, shall be referred to herein collectively as the "Deposit." Escrow Holder shall place the Deposit into interest bearing account. The failure of Buyer to deposit the Additional Deposit on or before the expiration of the Inspection Period shall be deemed a termination of this Agreement by Buyer and shall constitute delivery of an Inspection Termination Notice to Seller.

2.2. Deposit of the Balance of the Purchase Price at Closing. In accordance with Section 7 below, Buyer shall deposit into Escrow the balance of the Purchase Price (subject to adjustments and prorations as set forth herein) by wire transfer payable to Escrow Holder.

3. Title. Within the period set forth in this Section 3, Buyer shall review and approve: (i) a current preliminary title commitment (the "Title Commitment) for the issuance of a standard coverage owner's policy of title insurance, with standard provisions and exceptions (and with extended coverage over the general exceptions to the extent available in Florida), (the "Title Policy") issued by Sachs Sax Caplan, P.L., as agent for Chicago Title Insurance Company (sometimes referred to herein as the "Title Company"), together with copies of all documents constituting exceptions to the title as reflected in the Title Commitment (collectively referred to hereinafter as the "Title Documents"); and (ii) an existing survey of the Real Property prepared by Paul E. Brewer & Associates, Inc. ("Surveyor") dated March 18, 2011 (the "Original Survey"). Seller will, at its sole cost and expense, deliver a new ALTA/ACSM Survey certified to Buyer and Buyer's lender, if any, and including zoning requirements related to the number of parking spaces, prepared by the Surveyor, in accordance with the 2011 Minimum Standard Details Requirements, and substantially in the same format as the Original Survey, a copy of which was previously provided to Buyer (the "Survey"). If the Title Documents or Survey reflect or disclose any defect, exception or other matter affecting the Property that materially impairs marketability of title to the Property, or is otherwise reasonably unacceptable to Buyer, Buyer shall provide written notice to Seller thereof ("Buyer's Objections") within ten (10) days following the date Buyer receives the last of the Title Documents and Survey, but in no event beyond the conclusion of the Inspection Period. In its sole discretion, upon written notice to Buyer (the "Reply Notice") given within ten (10) days of receipt of the Buyer's Objections, Seller may elect, in its sole and absolute discretion, to cure or remove Buyer's Objections. Seller shall be deemed to have elected not to cure or remove any Buyer's Objection that Seller does not agree to remove in such Reply Notice, or if Seller does not provide Buyer with a Reply Notice, in which case Buyer shall be entitled, as Buyer's sole and exclusive remedy, either to: (i) terminate this Agreement and obtain a refund of the Deposit by providing written notice of termination to Seller given within two (2) business days of receipt of the Reply Notice (or if no Reply Notice is given, then two (2) business days after the last date the Reply Notice could have been given) and returning the Due Diligence Items (as hereinafter defined); or (ii) waive those Buyer's Objections that Seller has elected not to cure and close this transaction as otherwise contemplated herein. If Buyer fails to terminate this Agreement within such time period, all matters described in the Title Commitment and the Title Documents and shown on the Survey except for any Buyer's Objections that Seller has agreed in writing to cure, shall be deemed "Permitted Exceptions." Cure of Buyer's Objection(s) may be accomplished, at the election of Seller, in any manner agreed to by the Title Company. Notwithstanding anything to the contrary in this Agreement, Seller shall remove all title exceptions reflected in the Title Documents of a definite or ascertainable amount and all other title exceptions reflected in the Title Documents and caused by Seller's action after the Effective Date and the failure to remove all such exceptions shall be deemed a default by Seller of this Agreement. Notwithstanding any other provision hereof, notices under this Section 3 must be given by facsimile or email in addition to the notice requirements provided under this Agreement.

4. Due Diligence Items.

4.1. Seller shall make available to Buyer, to the extent the same exist and are in Seller's possession, within three (3) business days following the Effective Date, the following items (collectively, and together with the items described in Section 4.2 below and such other

items reflected on the Due Diligence Checklist attached hereto as Schedule I, the "Due Diligence Items"), provided that the items below and recited in Schedule I are in Seller's actual possession, without representing or warranting the existence of same:

4.1.1. Copies of the Contracts;

4.1.2. Copies of any management or leasing agreements affecting the Property;

4.1.3. Copies of the real estate and personal property tax statements covering the Property or any portion thereof for the current year, if available, and the previous year;

4.1.4. A schedule of all current or pending litigation with respect to the Property or any portion thereof, if any;

4.1.5. Operating statements for the most recent full calendar year and monthly operating statements for the calendar year to date;

4.1.6. An inventory of the Tangible Personal Property; and

4.1.7. Copies of the Leases.

4.2. To the extent in existence and in Seller's possession, without representing or warrantying the existence or accuracy of same, Seller shall make the following available for inspection by Buyer during ordinary business hours at Seller's management office:

4.2.1. Any and all site plans; as-built plans; drawings; environmental, mechanical, electrical, structural, soils and similar reports and/or audits; and plans and specifications relative to the Property; and

4.2.2. Any and all Tenant files, books and records relating to the ownership and operation of the Property.

5. Inspections.

5.1. Buyer shall have a temporary non-exclusive license to enter and conduct non-invasive feasibility, environmental and physical studies collectively of the Property that Buyer may deem necessary or advisable (collectively, the "Inspections") during the Inspection Period, on the terms set forth in this Section 5. Notwithstanding the foregoing, Buyer shall not conduct invasive testing of any kind (including, without limitation, "Phase II" environmental testing) without Seller's prior written consent, which may be withheld in Seller's sole and absolute discretion. Buyer must arrange all Inspections with Seller at least one (1) business days in advance of any Inspections, and Buyer's right to conduct the Inspections shall be subject to rights of Tenants and to such conditions as may be reasonably imposed by Seller in order to avoid disruption of the day to day operations at the Property. Buyer's right to conduct Inspections shall include the right to interview Tenants; provided, however, that Seller shall have the opportunity to have its representative present and that Buyer shall coordinate any such interviews with Seller by notifying Seller in writing, at least one (1) business days in advance of

Buyer contacting any Tenant. Notwithstanding anything to the contrary contained in this Agreement, Buyer shall not contact any governmental official(s) having jurisdiction over the Property without Seller's prior written consent, not to be unreasonably withheld; provided, however, that if consented to, Seller shall have the opportunity to have its representative present and Buyer shall coordinate any such communications with Seller at least one (1) business days in advance of same. Notwithstanding the foregoing, Buyer may without Seller's consent apply for a zoning letter or other public records.

5.2. Buyer and its agents shall maintain equipment and other materials in an orderly manner while they are located on the Property and in locations specified by Seller. Buyer agrees to remove all debris and trash resulting from the Inspections on a daily basis and to remove all equipment and other materials used by Buyer or its agents as soon as the activity for which such equipment and other materials are used is completed. Buyer and its agents shall take all appropriate measures for the safety of persons and property on the Property related to the Inspections and shall comply with all applicable legal requirements. Buyer shall restore any damage to the Property resulting from the Inspections, including, but not limited to, repair of surface openings resulting from tests. Upon Seller's written request, Buyer shall promptly provide to Seller a copy of Buyer's Reports (as hereinafter defined). Buyer agrees to promptly discharge any liens that may be imposed against the Property as a result of the Inspections.

5.3. Buyer shall indemnify, save and hold Seller and Seller's officers, agents, employees, directors, trustees, invitees, successors and assigns (collectively "Indemnitees") harmless against all losses, costs, expenses, liabilities, claims, litigation, demands, proceedings and damages (including but not limited to attorney's fees) suffered or incurred by Seller or any such Indemnitees arising out of and limited to the Inspections, provided that Buyer shall not incur any liability due to its discovery, without exacerbation, of the condition of any "hazardous substances" or other circumstances at the Property. Buyer waives any claims against Seller arising out of the Inspections or this Agreement other than claims that are solely caused by or solely arise from any willful misconduct of Seller. Buyer hereby assume all responsibility for claims against Seller by the contractors, subcontractors, employees and agents of Buyer other than claims that are solely caused by or solely arise from Seller's willful misconduct.

5.4. During the term of this Agreement and at all times during which access is available to Buyer, Buyer shall maintain, and shall require its subcontractors and agents to maintain, insurance in form and substance reasonably satisfactory to Seller, with insurance companies reasonably acceptable to Seller, as follows: Comprehensive General Liability or Commercial General Liability Insurance, with limits of not less than One Million Dollars ($1,000,000) combined single limit per occurrence and not less than Two Million Dollars ($2,000,000) on a general aggregate basis, for bodily injury, death and property damage. Each policy of insurance required hereunder shall name Seller as an additional insured. Further, each such policy of insurance shall state that such policy is primary and noncontributing with any insurance carried by Seller. Such policy shall contain a provision that the naming of the additional insured shall not negate any right the additional insured would have had as a claimant under the policy if not so named and shall contain severability of interest and cross-liability clauses. A certificate, together with any endorsements to the policy required to evidence the coverage which is to be obtained hereunder, shall be delivered to Seller prior to entry on the

Property. The certificate shall expressly provide that no less than thirty (30) days prior written notice shall be given Seller in the event of any material alteration to or cancellation of the coverages evidenced by said certificate. A renewal certificate for each of the policies required in this Section shall be delivered to Seller not less than thirty (30) days prior to the expiration date of the term of such policy. Any policies required by the provisions of this Section may be made a part of a blanket policy of insurance with a "per project, per location endorsement" so long as such blanket policy contains all of the provisions required herein and does not reduce the coverage, impair the rights of the other party to this Agreement or negate the requirements of this Agreement.

5.5. During the course of its performance of the Inspections, Buyer will acquire knowledge concerning the Property and Seller, and knowledge of other matters of a sensitive business nature (collectively, "Privileged Information"). Except as described below, neither Buyer nor its agents shall disclose to any third party, publicize or suffer or permit any of their respective employees to so disclose or publicize any such Privileged Information, other than to consultants, attorneys, agents, prospective investors and prospective lenders as necessary for Buyer's inspection and analysis of the Property. In the event that Buyer believes in good faith that it is required by any legal requirement to disclose any such Privileged Information, then Buyer shall immediately notify Seller of such belief and the reasons for such belief. If within ten (10) days after receipt of such notice, Seller advises the party that sent the notice that Seller shall itself disclose the information, then Buyer shall not make such disclosure (unless either such party reasonably believes that it must disclose such information by law). If Buyer reasonably believes that such disclosure is required to be made in less than the ten (10) day period, then the notice to Seller shall so state and Seller's time to respond will be reduced accordingly.

5.6. The obligations of Buyer described in this Section 5 shall survive any termination of this Agreement and shall survive the Closing with respect to information relating to the Seller, but not the Property.

6. Approval.

6.1. Buyer shall have thirty (30) days from the Effective Date (the "Inspection Period") to review and approve or disapprove the Due Diligence Items, the Inspections and the condition of the Property. If the Due Diligence Items or the Inspections show any fact, matter or condition to exist with respect to the Property that is unacceptable to Buyer, in Buyer's sole discretion, then Buyer shall be entitled, as its sole and exclusive remedy, either: (i) to terminate this Agreement by providing written notice to Seller and Escrow on or prior to 6:00 P.M. EST on the last day of the Inspection Period (an "Inspection Termination Notice"); or (ii) to waive such facts, matters or conditions and proceed with the transaction contemplated by this Agreement. If Buyer timely provides an Inspection Termination Notice, (a) this Agreement and the Escrow shall thereupon be terminated, (b) Buyer shall not be entitled to purchase the Property, (c) Seller shall not be obligated to sell the Property to Buyer, (d) Buyer shall be entitled to a refund of the Deposit, (e) Buyer shall return or destroy the Due Diligence Items it received from Seller and (f) and the parties shall be relieved of any further obligation to each other with respect to the Property, except as expressly provided in this Agreement.

6.2. Notwithstanding anything to the contrary contained in this Agreement, Buyer hereby agrees that, in the event this Agreement is terminated for any reason, Buyer shall promptly, and at its sole expense, return to Seller or destroy all Due Diligence Items which have been delivered to Buyer.

6.3. On or prior to the expiration of the Inspection Period, Buyer will designate in a written notice to Seller which Contracts Buyer will assume. At Buyer's expense, Seller shall terminate the balance of the Contracts by means of a notice of termination to be delivered at or prior to Closing. Taking into account any credits or prorations to be made pursuant to this Agreement for payments coming due after Closing but accruing prior to Closing, Buyer will assume the obligations arising from and after the Closing Date under those Contracts which Buyer has designated will be assumed.

7. Escrow.

7.1. Instructions. The purchase and sale of the Property shall be consummated through an escrow ("Escrow") to be opened with Escrow Holder. This Agreement shall be considered as the escrow instructions between the parties, with such further instructions as Escrow Holder may reasonably require in order to clarify its duties and responsibilities. If Escrow Holder shall reasonably require further escrow instructions, Escrow Holder may prepare such instructions on its usual form. Such reasonable further instructions shall be promptly signed by Buyer and Seller and returned to Escrow Holder within three (3) business days of receipt thereof. In the event of any conflict between the terms and conditions of this Agreement and such further instructions, the terms and conditions of this Agreement shall control.

Escrow Holder agrees to hold, keep and deliver the Earnest Money and all other sums delivered to Escrow Holder in accordance with the terms and provisions of this Agreement. Escrow Holder shall be liable only to hold said sums and deliver the same to the parties named herein in accordance with the provisions of this Agreement, it being expressly understood that by acceptance of this Agreement Escrow Holder is acting in the capacity as a depository only and shall not be liable or responsible to anyone for any damages, losses or expenses unless same shall have been caused by the gross negligence or willful malfeasance of Escrow Holder.

If the Escrow shall be involved in any litigation or controversy, the Buyer Seller shall jointly and severally indemnify and hold the Escrow Holder free and harmless against any cost or expense that may be suffered by it by reason of such litigation or controversy, other than due to Escrow Holder's gross or willful negligence or malfeasance. All such costs and expenses shall be paid by the party who does not prevail in such litigation. In addition, the party who prevails shall be indemnified against any cost or expense, including reasonable attorneys' fees (both at trial and on appeal), and replacement of any depletion in the escrow funds, if such funds are ultimately to be paid to the prevailing party.

In the event conflicting demands are made, or notices served, upon the Escrow Holder with respect to this escrow, the Escrow Holder shall have, without limitation, the following rights and obligations: (i) withhold and stop all further proceedings in, and performance of this escrow for a reasonable period of time to permit resolution; or (ii) file a suit in interpleader and

obtain an order from a court of competent jurisdiction requiring the parties to interplead and litigate in such court their several claims and rights amongst themselves. In the event such interpleader suit is brought, and the escrow funds paid and/or delivered into court, the Escrow Holder shall ipso facto be fully released and discharged from all obligations to perform any and all duties or obligations relative to such funds which are imposed upon it by this Agreement.

Escrow Holder is not to be held liable for the sufficiency or correctness of the form, manner of execution or validity of any instrument that might be deposited into the escrow, nor as to the identity, authority or rights of any person executing the same, nor the failure of any other party to comply with any provisions of any agreement, contract or other instrument filed herein, and its duties hereunder shall be limited to the safekeeping of the money, instruments, or other documents received by it, and for the disposition of the same in accordance with the provisions of this Agreement, and for the discharge of its obligations specified in this Section.

7.2. Closing. Escrow shall close (the "Closing") on or before fifteen (15) days following conclusion of the Inspection Period, but in no event later than December 23, 2013 (the "Closing Date").

7.3. Buyer Required to Deliver. Buyer shall deliver to Escrow, on or before Closing except as specified in Section 7.3.1, the following:

7.3.1. On or before the Closing Date, the Purchase Price, subject to the closing adjustments, credits and prorations contemplated hereby;

7.3.2. Two (2) original counterparts executed by Buyer of an assignment and assumption agreement in substantially the form attached hereto as **Exhibit B**, whereby Seller assigns and conveys to Buyer all of Seller's right, title and interest in, and Buyer assumes all of Seller's obligations under, the Leases, the Contracts being assumed and the Permits (the "Assignment and Assumption Agreement");

7.3.3. Two (2) original counterparts executed by Buyer of the Buyer's Closing Statement; and

7.3.4. Such other documents as Title Company may reasonably require from Buyer in order to issue the Title Policy and to close this transaction;

7.4. Seller Required to Deliver. On or before Closing, Seller shall deliver to Escrow (unless otherwise noted) the following:

7.4.1. A duly executed and acknowledged special warranty deed, in a form reasonably acceptable to Buyer, conveying fee title to the Property in favor of Buyer (the "Deed");

7.4.2. A bill of sale of the Personal Property, if any, without warranty, in favor of Buyer and duly executed by Seller, in substantially the form attached hereto as **Exhibit C**;

7.4.3. Two (2) original counterparts executed by Seller of the Assignment and Assumption Agreement;

7.4.4. Two (2) original counterparts executed by Seller of the Seller's Closing Statement;

7.4.5. A letter from Seller addressed to each Tenant informing such Tenant of the change in ownership and directing that future rent payments be made to Buyer;

7.4.6. Seller shall make available at the Property, all keys to all buildings and other improvements located on the Property, combinations to any safes thereon, and security devices therein in Seller's possession;

7.4.7. Seller shall make available at the Property all records and files relating to the management or operation of the Property, including, without limitation, all insurance policies, security contracts, tenant files (including correspondence), property tax bills and calculations used to prepare statements of rental increases under the Leases and statements of common area charges, insurance, property taxes and other charges which are paid by tenants of the Real Property;

7.4.8. A date down certificate of all of Seller's representation and warranties contained in Article 8;

7.4.9. A copy of all of tenant's insurance certificates, to the extent that same has been received by Seller;

7.4.10. A FIRPTA 1445 Affidavit confirming that Seller is not a foreign entity, or in the alternative Seller will agree to have ten (10%) percent of the Purchase Price held in escrow with Escrow Holder of its choosing, pending receipt of a FIRPTA withholding certificate issued by the IRS;

7.4.11. A letter substantially in the form attached hereto as **Exhibit E**;

7.4.12. Such other documents as Title Company may reasonably require from Seller in order to issue the Title Policy and to close this transaction; and

7.4.13. A true and correct certified Rent Roll, hereinafter defined.

7.5. Buyer's Costs. Buyer shall pay the following:

7.5.1. The costs of recording the Deed;

7.5.2. All other costs not itemized above which are customarily borne by buyers of real property in Broward County, Florida.

7.6. Seller's Costs. Seller shall pay the following:

7.6.1. Documentary stamp and all other transfer or intangible taxes (but not those taxes associated with any Buyer proposed mortgage) taxes on the deed;

7.6.2. The premium for standard coverage Title Policy and the following endorsements to the Title Policy: FL ALTA 9.2, Contiguity if applicable and Navigational servitude, if applicable;

7.6.3. The Survey; and

7.6.4. All other costs not itemized above which are customarily borne by sellers of real property in Broward County, Florida.

7.7. Prorations.

7.7.1. Items to be Prorated. The following shall be prorated between Seller and Buyer as of the Closing Date with Buyer being deemed the owner of the Property as of the Closing Date:

7.7.1.1. Taxes and Assessments. All real property taxes, assessments and other governmental impositions of any kind or nature, including, without limitation, any special assessments or similar charges (collectively, "Taxes"), which relate to the tax year within which the Closing occurs based upon the actual number of days in the tax year. With respect to any portion of the Taxes which are payable by any Tenant directly to the authorities, no proration or adjustment shall be made. In the event the current tax bill (i.e. the tax bill attributable to the year in which the Closing takes place) is not available at the time of Closing, then proration for Taxes shall be based upon 110%, the most recently issued tax bill for the Property, assuming the greatest available discount for early payment of Taxes. The prorations for Taxes which are made at Closing shall be reprorated after Closing in the event a final tax bill is not available as of the Closing Date. Upon the Closing, Buyer shall be responsible for Taxes payable from and after the Closing. The foregoing notwithstanding, in no event shall Seller be charged with or be responsible for any increase in Taxes resulting from any improvements made or leases entered into after the Closing. With respect to all periods for which Seller has paid Taxes, Seller hereby reserves the right to institute or continue any proceeding or proceedings for the reduction of the assessed valuation of the Property, and, in its sole discretion, to settle the same provided that Buyer shall have approval rights to any settlement which will increase or negatively affect Taxes related to the Property following Closing. Seller shall provide Buyer with copies of all communications with the taxing authorities. All net tax refunds and credits which are attributable to any period prior to the Closing which Seller has paid or for which Seller has given a credit to Buyer shall belong to and be the property of Seller unless such refunds are refundable to any Tenant. All net tax refunds and credits attributable to any period subsequent to the Closing shall belong to and be the property of Buyer. Buyer agrees to cooperate with Seller in connection with the prosecution of any such proceedings and to take all steps, whether before or after the Closing, as may be necessary to carry out the intention of this Subsection 7.7.1.1, including the delivery to Seller, upon demand, of any relevant books and records, including receipted tax bills and cancelled checks used in payment of such Taxes, the execution of any and all consent or other documents,

and the undertaking of any acts necessary for the collection of such refund by Seller. Buyer agrees that, as a condition to the transfer of the Property by Buyer, Buyer will cause any transferee to assume the obligations set forth herein.

7.7.1.1.1. Taxes for Wal-Mart Neighborhood Market ("Walmart"). Seller shall pay 2013 Taxes for Walmart on or before November 30, 2013 (the "Walmart 2013 Real Estate Tax Payment"). Walmart will reimburse the Property owner the Walmart 2013 Real Estate Tax Payment in or about the first quarter of 2014. Buyer shall deposit with Escrow Holder, at Closing, an amount equal to the Walmart 2013 Real Estate Tax Payment (the "Walmart Escrow"). Buyer shall provide Seller with notice immediately upon receipt of the Walmart 2013 Real Estate Tax Payment. Upon Buyer's receipt of the Walmart 2013 Real Estate Tax Payment, Escrow Holder shall pay to Seller the Walmart Escrow. Escrow Holder shall disburse to Seller the Walmart Escrow within two (2) business days of Escrow Holder's receipt of confirmation by either Seller or Buyer that the Walmart 2013 Real Estate Tax Payment has been paid to Buyer. This provision shall survive Closing.

7.7.1.2. Rents. Buyer will receive a credit at the Closing for all rents collectible by Seller prior to the Closing or for the month of Closing and allocable to the period from and after the Closing based upon the actual number of days in the month. No credit shall be given Seller for accrued and unpaid rent or any other non-current sums due from Tenants until these sums are paid, and Seller shall retain the right to collect any such rent provided Seller does not sue to evict any tenants or terminate any Leases. Buyer shall cooperate with Seller after the Closing to collect any rent under the Leases which has accrued as of the Closing; provided, however, Buyer shall not be obligated to sue any Tenants or exercise any legal remedies under the Leases or to incur any expense over and above its own regular collection expenses. All payments collected from Tenants after the Closing shall first be applied to the month in which the Closing occurs, then to any rent due to Buyer for the period after Closing and finally to any rent due to Seller for the period prior to Closing; payments collected by either party after Closing shall be paid over to the party entitled thereto under this Section 7.7.1.2 within five (5) business days after receipt thereof.

7.7.1.3. CAM Expenses. Common area maintenance and other operating expenses (collectively, "CAM Charges") shall be prorated at Closing with Buyer receiving a credit at Closing for any credit balances on a lease by lease basis. Seller shall receive a credit for any debt balance when and if collected from the Tenants under the Leases following reconciliation with such Tenants. Credits for the month of Closing shall be based upon the parties' respective period of ownership during such month. Prorations shall be made as of the date of Closing on a lease-by-lease basis. As used herein, the term "CAM Lease Year" means the twelve (12) month period as to which annual CAM Charges are owed under each Lease. The Seller shall make all information available for Buyer to reconcile with each Tenant for the 2013 CAM Lease Year and each party will cooperate with each other to complete such reconciliation. Prior to Closing, Seller will provide Buyer with a copy of a CAM reconciliation for the period from January 1, 2013 through the date that is approximately 30 days prior to the Closing Date. The parties shall utilize the foregoing reconciliation for purposes of prorating and crediting CAM Charges. Within forty (40) days following the Closing Date, Seller shall provide a 2013 CAM

Charges reconciliation prepared by its property management firm (the "2013 CAM Reconciliation"). Within ten (10) days following the parties' receipt of the 2013 CAM Reconciliation, the CAM Charges shall be reprorated, and Seller shall reimburse Buyer for any CAM Charges overages, or Seller shall be reimbursed from Buyer for any debt balance, when and if collected from the Tenants under the Leases. Buyer shall use commercially reasonable efforts (but not including an obligation to evict Tenants) to collect any CAM Charges owed by Tenants reflected in the 2013 CAM Reconciliation, to the extent any Tenants have a debit balance for 2013.

7.7.1.4. Operating Expenses. All operating expenses, including all charges under the Contracts which are assumed by Buyer but excluding CAM Charges, shall be prorated, and as to each service provider, operating expenses payable or paid to such service provider in respect to the billing period of such service provider in which the Closing occurs (the "Current Billing Period"), shall be prorated on a per diem basis based upon the number of days in the Current Billing Period prior to the Closing and the number of days in the Current Billing Period from and after the Closing, and assuming that all charges are incurred uniformly during the Current Billing Period. If actual bills for the Current Billing Period are unavailable as of the Closing, then such proration shall be made on an estimated basis based upon the most recently issued bills, subject to readjustment upon receipt of actual bills.

7.7.1.5. Security Deposits; Prepaid Rents. Prepaid rentals and other Tenant charges and security deposits (including any portion thereof which may be designated as prepaid rent) under Leases, shall be credited against the Purchase Price, and upon the Closing, Buyer shall assume full responsibility for all security deposits to be refunded to the Tenants under the Leases. Buyer will not receive a credit against the Purchase Price for any non-cash Security Deposits (e.g. letters of credit or other financial instruments), but such letters of credits or other financial instruments shall be assigned to Buyer or re-written in Buyer's name.

7.7.1.6. Leasing Costs. Seller shall receive a credit at the Closing for all leasing costs, including, without limitation, tenant improvement costs and allowance and its pro-rata leasing commissions previously paid by Seller in connection with any Lease and/or any renewal, expansion and/or other modification of an existing Lease which was entered into after the Effective Date and which is approved or deemed approved by Buyer pursuant to this Agreement, which approval included approval of the tenant improvement costs, along with reasonable attorney's fees incurred by Seller in negotiating the same. Seller's pro-rata share shall be equal to a fraction which has as its numerator the number of months left in the base term of the Lease after the Closing and which has as its denominator the number of months in the base term of the Lease. With respect to tenant improvement allowances and leasing commissions due and payable prior to Closing or for any free rent period or concessions which will apply to any period following Closing in connection with the current term of Leases in effect as of the Effective Date, Seller shall either pay such costs on or prior to Closing or give Buyer a credit at Closing, and Buyer shall be deemed to have assumed all Lease obligations for which Buyer receives a credit at Closing.

7.7.2. Calculation; Reproration. Prior to Closing the Seller and Buyer shall jointly prepare an estimated closing statement which shall set forth the costs payable under Sections 7.5 and 7.6 and the prorations and credits provided for in Section 7.7.1 and elsewhere in this Agreement. Any item which cannot be finally prorated because of the unavailability of information shall be tentatively prorated on the basis of the best data then available and adjusted when the information is available in accordance with this subsection. The estimated closing statement as adjusted as aforesaid and approved in writing by the parties shall be referred to herein as the "Closing Statement." If the prorations and credits made under the Closing Statement shall prove to be incorrect or incomplete for any reason, then either party shall be entitled to an adjustment to correct the same; provided, however, that there shall be no reproration for CAM Charges; and further provided that any adjustment shall be made, if at all, within sixty (60) days after the Closing, and if a party fails to request an adjustment to the Closing Statement by a written notice delivered to the other party within the applicable period set forth above (such notice to specify in reasonable detail the items within the Closing Statement that such party desires to adjust and the reasons for such adjustment), then the prorations and credits set forth in the Closing Statement shall be binding and conclusive against such party.

7.7.3. Indemnification. Buyer and Seller shall each indemnify, protect, defend and hold the other harmless from and against any claim in any way arising from the matters for which the other receives a credit or otherwise assumes responsibility pursuant to this Section.

7.7.4. Survival. This Section 7.7 shall survive the Closing.

8. Representations, Warranties, and Covenants.

8.1. Representations of Seller. Seller hereby represents and warrants as of the date hereof and as of Closing to Buyer as follows:

8.1.1. Seller is a limited liability company duly formed and validly existing under the laws of the State of Florida. This Agreement is a legal, valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, subject to the effect of applicable bankruptcy, insolvency, reorganization, arrangement, moratorium or other similar laws affecting the rights of creditors generally.

8.1.2. Seller has full power and authority to enter into this Agreement, and to bind Seller and the Property to the commitments made hereunder, and convey or cause the conveyance of the Property to Buyer.

8.1.3. None of the execution, delivery or performance of this Agreement by Seller does or will, with or without the giving of notice, lapse of time or both, violate, conflict with, constitute a default, result in a loss of rights, acceleration of payments due or creation of any lien upon the Property or require the approval or waiver of or filing with any person (including without limitation any governmental body, agency or instrumentality) under (i) the organizational documents of Seller or any member of Seller or, except with respect to the terms of the mortgage indebtedness of Seller (which mortgage indebtedness will be re-paid in full at

Closing), any agreement, instrument or other document to which Seller or any member of Seller is a party or by which it is bound or (ii) any judgment, decree, order, statute, injunction, rule, regulation or the like of a governmental unit applicable to Seller or any member of Seller. The execution, delivery and performance by Seller of this Agreement shall not constitute or cause a default or breach of any agreement or undertaking of Seller or concerning the Property.

8.1.4. Seller has no knowledge and has received no notice of any claim, demand, damage, action, or cause of action of any person, entity or governmental agency or instrumentality affecting the Property.

8.1.5. No person or entity, except Buyer, has been granted any options, rights of first refusal or other purchase rights with respect to the Property or any part thereof, other than Wendy's, in accordance with their existing lease, as previously disclosed to Buyer.

8.1.6. Seller has no knowledge of and has received no notice concerning any existing or proposed special assessments or similar taxes, charges or assessments against the Property or any utility service moratoriums or other moratoriums affecting the Property.

8.1.7. Neither Seller nor, to Seller's knowledge, any other person has caused or permitted any hazardous substance, material, waste, gas or particulate matter (**"Hazardous Materials"**) to be maintained, disposed of, stored, released or generated on, under or at the Property or any part thereof or any real property adjacent thereto except for the storage and use of substances commonly present at or used in the operation and maintenance of shopping centers in quantities commonly present at shopping centers and in compliance with all applicable federal, state and local statutes, ordinances, codes, rules, regulations, guidelines, orders and decrees regulating, relating to or imposing liability or standards concerning or in connection with Hazardous Materials, underground storage tanks or the protection of human health or the environment, as any of the same may be amended from time to time ("**Environmental Laws**"). To Seller's knowledge, Seller is in compliance with, and has heretofore complied with, all Environmental Laws with respect to the Property and, to Seller's knowledge, all other occupants of the Property are and have been in compliance with the Environmental Laws. Seller has not received any notice from any governmental unit or other person that it or the Property is not in compliance with any Environmental Law or that it has any liability with respect thereto and there are no administrative, regulatory or judicial proceedings pending or, to the knowledge of Seller, threatened with respect to the Property pursuant to, or alleging any violation of, or liability under any Environmental Law. Seller has not installed any underground or above ground storage tanks on, under or about the Property and, to Seller's knowledge, no such tanks are located on, under or about the Property. To Seller's knowledge, there is no facility located on or at the Property that is subject to the reporting requirements of Section 312 of the Federal Emergency Planning and Community Right to Know Act of 1986 and the federal regulations promulgated thereunder (42 U.S.C. §11022).

8.1.8. No portion of the Property has been condemned or otherwise taken by any public authority, and Seller has no knowledge that any such condemnation or taking is threatened or contemplated.

8.1.9. To the best of Seller's knowledge, without independent inquiry, the Property is not in violation of any law, ordinance, code or regulation.

8.1.10. To the best of Seller's knowledge, without independent inquiry, the Property is not in violation or breach of any of the covenants, conditions, restrictions or other agreements affecting the Property.

8.1.11. Attached hereto as Exhibit "F" is a true, correct and complete schedule of all of the Leases, and certain information concerning the Leases (a "**Rent Roll**"), including all amendments thereto and modifications and assignments thereof and guaranties and other documents executed in connection therewith, which presently affect the Property. Except for the Lease documents identified in the Rent Roll, there are no other agreements entitling any person to occupy or use any portion of the Property. The Rent Roll accurately sets forth the names of the Tenants and their rental and other monetary obligations under the Leases, including guarantor and signatory.

8.1.12 The Leases are in full force and effect. A copy of the Leases which have been, or will be, delivered by Seller to Buyer are, and will be true, correct and complete copies thereof. Except as expressly set forth on the Rent Roll, there are no options to terminate, renew, expand or purchase, nor are there any unpaid or outstanding rent concessions or other monetary considerations given to any Tenant. Seller has not entered into any agreements with any of the Tenants except as expressly set forth in the Leases. Except as set forth on the Rent Roll, all rental and other payments due under such Leases as of the date thereof have been paid in full.

8.1.13. Except as disclosed in the Rent Roll, neither Seller nor the Tenants under the Leases are in default thereunder. Except as disclosed on the Rent Roll, (i) no rents or other payments have been collected more than one (1) month in advance, (ii) no rents or other deposits are held by Seller, except security deposits described on the Rent Roll or prepaid rent for the current month, and (iii) the Tenants are not entitled to the payment of any interest on any such Tenant's security deposit.

8.1.14. There are no commissions or other fees payable to any person, entity, or agent with regard to the execution of any Lease or with regard to the exercise of any options to renew, expand or otherwise (whether previously or hereafter exercised); any and all Tenant improvement work, decorating, painting, renovation, and construction required to be done by the landlord under the provisions of any Lease and any contributions payable by the landlord to any Tenant toward reimbursement of such Tenant's cost of moving or improvements or any similar expense or monetary consideration to the Tenant has been, or at the Closing Date will, at Seller's expense, be fully completed and paid for.

8.1.15. Except as set forth on Exhibit "D" attached hereto, there are no Contracts, equipment Leases, development agreements or other agreements affecting the Property (collectively, the "**Property Documents**"). All of the copies of the Property Documents

delivered or hereafter delivered to Buyer are and will be true and correct copies thereof. There are no defaults by any party under any of the Property Documents.

8.1.16. The books and records relating to the Property which have been made or will be available to Buyer accurately and correctly reflect the operation of the Property and all income received and expenses incurred by Seller in connection therewith.

8.1.17. There has not been any work performed or materials supplied to the Property or contracts entered into for work to be performed or materials to be supplied to the Property prior to the date hereof which has not been, or at the Closing will not be, fully paid for.

8.1.18. Seller has no employees at the Property. There are no collective bargaining or union agreements with respect to the employees at Property. Seller does not maintain or sponsor any employee benefit plan, including, without limitation, any plans subject to the Employer Retirement Income Security Act of 1974, as amended. There are no pending claims or, to Seller's knowledge, any threatened claim against Seller by any employee or former employee whose employment related to the Property.

8.1.19. Intentionally omitted.

8.1.20. The operating and financial statements provided by Seller to Buyer, if any, are each true, accurate and complete in all material respects.

8.1.21. In making the foregoing representations and warranties, Seller has not made or undertaken to make any investigation as to factual matters or as to the accuracy or completeness of any representation, warranty, data or any other information related thereto and hereby disclaims liability for any unintentional misstatement. Whenever the term "to Seller's knowledge" or similar language is used herein with respect to the existence or absence of facts, it signifies that Seller has not undertaken any independent investigation of facts, but instead has based Seller's representation solely upon the current actual knowledge of Seller's property manager. Seller hereby advises Buyer that that Brian Mark of Avison Young is the person who knows or should know the substance of matters upon which Seller is making its representations.

8.1.22 Approval of Property; Limitations on Seller Representations and Warranties; As-Is Where-Is Purchase

BUYER WARRANTS AND REPRESENTS TO, AND ACKNOWLEDGES TO AND AGREES WITH, SELLER THAT BUYER IS PURCHASING THE PROPERTY IN ITS "AS-IS, WHERE IS" CONDITION "WITH ALL FAULTS" AS OF THE CLOSING DATE AND SPECIFICALLY AND EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT WITHOUT ANY WARRANTIES, REPRESENTATIONS, OR GUARANTEES, EITHER EXPRESS OR IMPLIED, AS TO ITS CONDITION, FITNESS FOR ANY PARTICULAR PURPOSE, MERCHANTABILITY, OR ANY OTHER WARRANTY OF ANY KIND, NATURE, OR TYPE WHATSOEVER FROM, BY, OR ON BEHALF OF SELLER, EXCEPT FOR THE REPRESENTATIONS OF SELLER EXPRESSLY SET FORTH IN THIS

AGREEMENT AND THE WARRANTIES OF SELLER SET FORTH IN ANY CLOSING DOCUMENTS DELIVERED AT CLOSING. EXCEPT FOR THE REPRESENTATIONS OF SELLER EXPRESSLY SET FORTH IN THIS AGREEMENT AND THE WARRANTIES OF SELLER SET FORTH IN ANY CLOSING DOCUMENTS DELIVERED AT CLOSING, SELLER SPECIFICALLY DISCLAIMS ANY WARRANTY, GUARANTY OR REPRESENTATION, ORAL OR WRITTEN, PAST OR PRESENT, EXPRESS OR IMPLIED, CONCERNING: (A) THE VALUE, NATURE, QUALITY, OR CONDITION OF THE PROPERTY, INCLUDING, WITHOUT LIMITATION, THE WATER, STRUCTURAL INTEGRITY, SOIL, GEOLOGY, OR THE OPERATION OF BUILDING SYSTEMS, COMPONENTS, OR SERVICES; (B) THE INCOME TO BE DERIVED FROM THE PROPERTY; (C) THE SUITABILITY OF THE PROPERTY FOR ANY AND ALL ACTIVITIES AND USES WHICH BUYER MAY CONDUCT THEREON, INCLUDING THE POSSIBILITIES FOR FUTURE REDEVELOPMENT OR RENOVATION OF THE PROPERTY; (D) THE COMPLIANCE OF OR BY THE PROPERTY OR ITS OPERATION WITH ANY LAWS, RULES, ORDINANCES, OR REGULATIONS OF ANY APPLICABLE GOVERNMENTAL AUTHORITY OR BODY, INCLUDING, WITHOUT LIMITATION, THE AMERICANS WITH DISABILITIES ACT OF 1990 AND THE REGULATIONS PROMULGATED THEREUNDER; (E) THE HABITABILITY, MERCHANTABILITY, MARKETABILITY, PROFITABILITY, OR FITNESS FOR A PARTICULAR PURPOSE OF THE PROPERTY; (F) THE MANNER OR QUALITY OF THE CONSTRUCTION OR MATERIALS, IF ANY, INCORPORATED INTO THE PROPERTY; (G) THE MANNER, QUALITY, STATE OF REPAIR, OR LACK OF REPAIR OF THE PROPERTY; (H) THE PRESENCE OR ABSENCE OF HAZARDOUS MATERIALS AT, UNDER, OR ADJACENT TO THE PROPERTY OR ANY OTHER ENVIRONMENTAL MATTER OR CONDITION OF OR RELATED TO THE PROPERTY; (I) THE ACCURACY OR COMPLETENESS OF ANY OF THE INFORMATION, DATA, MATERIALS, OR CONCLUSIONS CONTAINED IN ANY OF THE DUE DILIGENCE ITEMS OR OTHER INFORMATION PROVIDED TO BUYER, INCLUDING, WITHOUT LIMITATION, THE INFORMATION OBTAINED BY BUYER PURSUANT TO SECTION 4.1 HEREOF FROM SELLER OR ANY OTHER PERSON; OR (J) ANY OTHER MATTER WITH RESPECT TO THE PROPERTY. BUYER ACKNOWLEDGES AND AGREES THAT ANY INFORMATION PROVIDED BY OR ON BEHALF OF SELLER WITH RESPECT TO THE PROPERTY WAS OBTAINED FROM A VARIETY OF SOURCES AND THAT SELLER HAS NOT MADE ANY INDEPENDENT INVESTIGATION OR VERIFICATION OF SUCH INFORMATION, AND MAKES NO REPRESENTATIONS, AS TO THE ACCURACY OR COMPLETENESS OF SUCH INFORMATION EXCEPT FOR THE REPRESENTATIONS OF SELLER EXPRESSLY SET FORTH IN THIS AGREEMENT AND THE WARRANTIES OF SELLER SET FORTH IN ANY CLOSING DOCUMENTS DELIVERED AT CLOSING. SELLER IS NOT LIABLE OR BOUND IN ANY MANNER BY ANY ORAL OR WRITTEN STATEMENTS, REPRESENTATIONS, OR INFORMATION PERTAINING TO THE PROPERTY, OR THE OPERATION THEREOF, FURNISHED BY ANY REAL ESTATE BROKER, AGENT, EMPLOYEE, SERVANT, OR OTHER PERSON ACTING OR PURPORTING TO ACT FOR OR ON BEHALF OF SELLER. BUYER FURTHER ACKNOWLEDGES AND AGREES THAT BUYER IS A SOPHISTICATED AND EXPERIENCED BUYER OF PROPERTIES SUCH AS THE PROPERTY AND HAS BEEN DULY REPRESENTED BY COUNSEL IN

CONNECTION WITH THE NEGOTIATION OF THIS AGREEMENT. EXCEPT AS MAY OTHERWISE BE PROVIDED HEREIN, SELLER HAS MADE NO AGREEMENT TO ALTER, REPAIR, OR IMPROVE ANY OF THE PROPERTY. EXCEPT FOR THE REPRESENTATIONS OF SELLER EXPRESSLY SET FORTH IN SECTION 8 OF THIS AGREEMENT AND THE WARRANTIES OF SELLER SET FORTH IN ANY CLOSING DOCUMENTS DELIVERED AT CLOSING, BUYER ACKNOWLEDGES AND AGREES WITH SELLER THAT BUYER WILL RELY SOLELY ON ITS EXAMINATIONS AND INVESTIGATIONS IN MAKING ITS DECISION TO PURCHASE THE PROPERTY PURSUANT TO THIS AGREEMENT. IN ADDITION TO THE FOREGOING, BUYER IS NOT RELYING ON ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND WHATSOEVER, EXPRESS OR IMPLIED, FROM SELLER, ANY SELLER RELATED PARTIES, OR THEIR AGENTS OR BROKERS, OR ANY OTHER PERSON ACTING OR PURPORTING TO ACT ON BEHALF OF SELLER AS TO ANY MATTERS CONCERNING THE PROPERTY INCLUDING, WITHOUT LIMITATION (i) the quality, nature, adequacy and physical condition and aspects of the Property, including, without limitation, the structural elements, seismic aspects of the Property, foundation, roof, appurtenances, access, landscaping, parking facilities and the electrical, mechanical, HVAC, plumbing, sewage, and utility systems, facilities and appliances, the square footage within the improvements on the Property and within each tenant space therein; (ii) the quality, nature, adequacy, and physical condition of soils, geology and any groundwater; (iii) the existence, quality, nature, adequacy and physical condition of utilities serving the Property; (iv) the development potential of the Property, and the Property's use, habitability, merchantability, or fitness, suitability, value or adequacy of the Property for any particular purpose; (v) the zoning or other legal status of the Property or any other public or private restrictions on use of the Property; (vi) the compliance of the Property or its operation with any applicable codes, laws, regulations, statutes, ordinances, covenants, conditions and restrictions of any governmental or quasi-governmental entity or of any other person or entity; (vii) the presence of Hazardous Materials on, under or about the Property or the adjoining or neighboring property; (viii) the quality of any labor and materials used in any improvements on the Real Property, (ix) the condition of title to the Property; (x) the Leases, Contracts, or other documents or agreements affecting the Property, or any information contained in any rent roll furnished to Buyer for the Property; (xi) the value, economics of the operation or income potential of the Property; or (x) any other fact or condition which may affect the Property including without limitation, the physical condition, value, economics of operation or income potential of the Property.

8.1.23 Approval of Property. The consummation of the purchase and sale of the Property pursuant to this Agreement shall be deemed Buyer's acknowledgement that it has had an adequate opportunity to make such legal, factual and other inspections, inquiries and investigations as it deems necessary, desirable or appropriate with respect to the Property. Such inspections, inquiries and investigations of Buyer shall be deemed to include, but shall not be limited to, any leases and contracts pertaining to the Property, the physical components of all portions of the Property, the physical condition of the Property, such state of facts as an accurate survey, environmental report and inspection would show and the present and future zoning ordinance, ordinances and resolutions. Except as expressly provided in this Agreement and the

Closing documents, Buyer shall not be entitled to and shall not rely upon, Seller or Seller's agents but rather is relying solely in its own due diligence, inspections and investigations.

8.1.24 Release. Except as expressly set forth in this Agreement to the contrary and except for any claims arising under the express representations, warranties or covenants of Seller under this Agreement or under the indemnity provisions of any document delivered in connection with the Closing, Buyer for itself and its agents, affiliates, successors and assigns, hereby releases and forever discharges Seller, and any party related to or affiliated with Seller and their respective successors and assigns (the "Seller Related Parties") from and against any and all claims at law or equity which Buyer or any party related to or affiliated with Buyer and their respective successors and assigns (each a "Buyer Related Party"), whether known or unknown at the time of this agreement, which Buyer or a Buyer Related Party has or may have in the future, arising from or related to any matter or thing relating to or in connection with the Property, including but not limited to, the documents and information referred to in this Agreement, the Leases and the Tenants, any construction defects, errors or omissions in the design or construction and arising out of the physical, environmental, economic or legal condition of the Property, including, without limitation, any claim for indemnification or contribution arising under the Comprehensive Environmental Response, Compensation, and Liability Act (42 U.S.C. Section 9601, et. seq.) or any similar federal, state or local statute, rule or ordinance relating to liability of property owners or operators for environmental matters.

8.2. Covenants of Seller. Seller hereby covenants as follows:

8.2.1. At all times from the Effective Date through the Closing Date, Seller shall cause to be in force fire and extended coverage insurance upon the Property and public liability insurance with respect to damage or injury to persons or property occurring on the Property in at least such amounts as are maintained by Seller on the Effective Date.

8.2.2. From the Effective Date through the conclusion of the Inspection Period, Seller shall provide Buyer with five (5) days' notice of any new leases or contracts with respect to the Property. From the conclusion of the Inspection Period through the Closing Date, Seller will not enter into any new lease with respect to the Property, without Buyer's prior written consent, which shall not be unreasonably withheld. Exercise of a renewal option or expansion by any Tenant which does not require the landlord's consent, shall not be considered a "new lease" for purposes of this Section. Further, following conclusion of the Inspection Period, Seller will not modify any existing Lease without first obtaining the written consent of Buyer, which shall not be unreasonably withheld. Buyer shall have five (5) days in which to approve or disapprove of any new lease for which it has a right to consent. Failure to respond in writing within said time period shall be deemed to be consent.

8.2.3. From the Effective Date through the Closing Date, Seller shall not sell, assign or convey any right, title or interest whatsoever in or to the Property, or create or permit to attach any lien, security interest, easement, encumbrance, charge or condition affecting the Property (other than the Permitted Exceptions) without promptly discharging the same prior to Closing.

8.2.4. Except as may be necessary for health and safety, Seller shall not, without Buyer's written approval, (a) amend or waive any right under any Contract; or (b) enter into any agreement of any type affecting the Property that is not terminable on 30 days' notice.

8.2.5. From and after the Effective Date, Seller shall operate the Property in the manner in which Seller has previously operated the Property; provided, however, that Seller shall have no obligation to make any capital improvements.

Seller will cooperate with Buyer, but at Buyer's sole cost and expense, in connection with a financial audit of the Property completed on or following Closing. If the audit is not completed prior to Closing this provision will survive Closing.

9. Representations and Warranties of Buyer. Buyer hereby represents and warrants to Seller as follows:

9.1. Buyer is a corporation duly organized and validly existing under the laws of the State of Illinois. Buyer has full power and authority to enter into this Agreement, to perform this Agreement and to consummate the transactions contemplated hereby. This Agreement is a legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, subject to the effect of applicable bankruptcy, insolvency, reorganization, arrangement, moratorium or other similar laws affecting the rights of creditors generally.

9.2. The execution, delivery and performance by Buyer of this Agreement, and all other agreements, instruments and documents referred to or contemplated herein or therein do not require the consent, waiver, approval, license or authorization of any person or public authority which has not been obtained and do not and will not contravene or violate (with or without the giving of notice or the passage of time or both), the organizational documents of Buyer or any judgment, injunction, order, law, rule or regulation applicable to Buyer. Buyer is not a party to, or subject to or bound by, any judgment, injunction or decree of any court or governmental authority or any lease, agreement, instrument or document which may restrict or interfere with the performance by Buyer of this Agreement, or such other leases, agreements, instruments and documents.

10. Survival. **SURVIVAL OF REPRESENTATIONS AND WARRANTIES.** The representations and warranties of the parties contained in this Agreement or in any document executed in connection herewith, including, without limitation, the provisions of Sections 8 and 9 hereof, shall be continuing representations and warranties, shall be deemed to be remade at Closing, shall not merge with or into any deed of conveyance or other document or instrument delivered at or in connection with the Closing and shall survive the Closing for a period of one hundred eighty (180) days; provided, however, that such one hundred eighty (180) day limitation shall not apply to: (a) any fraud; or (b) any claim or cause of action initiated prior to the end of such one hundred eighty (180) day period but not settled prior to the end of such period. Each party hereby agrees to indemnify, defend and hold harmless the other party and their respective successors and assigns, from and against all claims, liabilities, damages, losses, costs and expenses, including reasonable attorneys' fees and court costs, resulting from or in connection with any misrepresentation or breach of warranty made by the indemnifying party in this Agreement or in any document, certificate or other instrument given or delivered to the other party pursuant to this Agreement. The indemnifications recited in this Section 10 shall be limited in accordance with limitations recited in Section 14 below.

11. **CASUALTY OR CONDEMNATION.**

11.1 In the event, prior to the Closing, of a condemnation or other taking of the Property or any material part thereof or any rights of access or other rights benefiting the Property as a result of the exercise of the power of eminent domain, or in the event that any type of proceeding for such a condemnation or taking is commenced prior to the Closing by any governmental body, then Seller shall immediately notify Buyer in writing and Buyer shall have the option to either: (i) terminate this Agreement, in which event neither party shall have any further obligations or liabilities hereunder; or (ii) proceed with the Closing, in which event (A) if the taking is consummated prior to the Closing, the Purchase Price shall be reduced by the amount of the award received by Seller as a result of the taking or (B) if the taking is not consummated prior to the Closing, Seller shall assign to Buyer all right, title and interest in and to the condemnation proceeds and awards, and Buyer shall have the sole and exclusive right to negotiate, contest and settle all such eminent domain proceedings. Buyer shall exercise its option under clause (i) or (ii) of this Section 11.1 by providing Seller with a written notice of its decision within thirty (30) days after Buyer receives from Seller written notice of the proposed condemnation or taking, together with such additional information concerning the proposed condemnation or taking as Buyer may reasonably request, and the Closing Date shall be extended, if necessary, to permit Buyer to make such election within such time period.

11.2 In the event of damage to the Property by casualty occurring prior to the Closing, Seller shall immediately notify Buyer in writing, and if the cost to repair the damage exceeds $100,000 (as determined by an independent insurance adjuster mutually selected by Buyer and Seller) or if any Tenant terminates or is entitled to terminate its Lease or abate rent as a result of such casualty. Buyer will not terminate this Agreement as a result of any Tenant other than Wal-Mart Neighborhood Market terminating its Lease or abating its rent as a result of a casualty provided that Seller agrees to deposit a sum equal to two (2) years' rent under the subject Lease pursuant to the terms of the Master Lease, defined below. In the event that Buyer shall have the

right to terminate this Agreement in accordance with this Section 11.2, then Buyer shall have the option to either (i) terminate this Agreement, in which event the Earnest Money shall be promptly returned to Buyer and neither party shall have any further obligations or liabilities hereunder, or (ii) proceed with the Closing. If Buyer is not entitled to terminate or elects not to terminate this Agreement pursuant to clause (i) above, then Seller shall pay over and assign to Buyer any insurance proceeds payable as a result of the damage to the Property (including, without limitation, to the extent available, all casualty insurance proceeds, and all rent loss and business interruption insurance proceeds applicable to the period on or after the Closing Date) and, in addition thereto, shall pay to Buyer at Closing an amount equal to all deductibles and other uninsured costs with respect to such damage.

12. Buyer's Closing Conditions. Buyer's obligation to acquire the Property and consummate the other transactions contemplated by this Agreement is conditioned upon the following (collectively, "**Buyer's Closing Conditions**"):

(a) Estoppels. At least three (3) business days prior to the Closing Date (hereinafter defined), Seller shall deliver to Buyer (i) estoppel certificates in the form attached hereto as Exhibit "G", or other form customarily provided by retail tenants, providing information typically included in tenant estoppel certificates (the "**Tenant Estoppel Certificates**") executed by at least (A) Wal-Mart Neighborhood Market, (B) Wendy's, plus (C) four (4) other Tenants; provided, however, so long as Seller uses its best efforts to obtain such estoppels, the failure to deliver any such estoppel to Buyer shall not be deemed to be a default by Seller hereunder, but shall only be a failure of a condition precedent entitling Buyer, at its option and in its sole discretion, to terminate this Agreement by written notice to Seller on or prior to the Closing Date, in which event the Earnest Money shall be promptly returned to Buyer and neither party shall have any further obligations hereunder;[**provided further, however, if any Tenant fails or refuses to provide a Tenant Estoppel Certificate (or fails or refuses to address an issue covered in the required Tenant Estoppel Certificate), and Buyer does not elect to terminate this Agreement, then at the Closing, Seller shall deliver to Buyer, in substitution for any missing Tenant Estoppel Certificates (or missing provisions thereof), estoppel certificates executed by Seller in the same form as the missing Tenant Estoppel Certificates (or missing provisions thereof)**].

(b) Additional Conditions.

(i) each Tenant has accepted and occupied its premises under its Lease, is open for business to the public in its premises and is paying full rent (i.e., all free rent, rent concession and abatement periods shall have expired) including all pass-throughs on a current basis;

(ii) all tenants improvement allowances and leasing commissions applicable to any Lease shall have been fully paid and discharged (or credited to Buyer at Closing);

(iii) all representations and warranties of Seller shall be true and correct in all material respects as of the Closing;

(iv) there shall be no material breach or material and uncured default by Seller of any of its other covenants and agreements herein;

(v) no event or circumstances has arisen that will materially and adversely affect the Property, or the use, occupancy or financial condition thereof, the termination of any Lease, or the bankruptcy or insolvency of any Tenant of any Lease (or the filing, or announcement of any filing, of any insolvency, bankruptcy or similar proceedings with respect to any Tenant of any Lease), provided however, that in the event any Tenant other than Wal-Mart Neighborhood Market is in default under its Lease as of the Closing, then provided that Seller agrees to deposit a sum equal to two (2) years' rent under the subject Lease, pursuant to the terms of the Master Lease (defined below), then this condition shall be deemed satisfied ;

(vi) no default exists by Seller or any Tenant under the Leases, beyond any applicable notice and cure period, however, in the event of an uncured default, Seller can satisfy this condition as provided under subpart (v) above;

(vii) there shall be no pending or threatened litigation or other proceeding affecting the Property or any part thereof or Seller's ability to consummate the transactions contemplated by this Agreement;

(viii) Seller shall have delivered to Buyer (1) a certificate of insurance from each Tenant that has furnished same to Seller, naming Buyer and its lender as additional insureds in form and with coverage required by such Tenant's Lease, or (2) if any Tenant has the right to self-insure under the terms of its Lease, then to the extent received by Seller, a letter from such Tenant addressed to Buyer stating that such Tenant has elected to self-insure;

(ix) The Title Company is ready, willing and able to issue the Title Policy subject only to the Permitted Exceptions and with endorsements required by Buyer.

(x) Buyer shall have received and approved any Due Diligence Document that was amended, altered or otherwise materially changed subsequent to its delivery to Buyer; and

(xi) At Seller's sole cost and expense, Seller shall assign to Buyer any warranties for improvements in or about the Property in Seller's possession.

13. Notices. All notices, demands and other communications of any type given by any party hereunder, whether required by this Agreement or in any way related to the transaction contracted for herein, shall be void and of no effect unless given in accordance with the

provisions of this Section. All notices shall be in writing and shall be delivered (i) by courier; (ii) by Federal Express or other nationally recognized overnight delivery service; (iii) by facsimile; or (iv) by e-mail. Notices delivered by facsimile or e-mail must be followed by confirmation via Federal Express or other nationally recognized overnight delivery service. Notices shall be deemed received (i) if by courier, upon delivery or refusal of same; (ii) if by Federal Express or other nationally recognized overnight delivery service, the business day following deposit; (iii) if by facsimile, upon confirmation of transmission; and (iv) immediately following e-mail transmission. Any notice received on a non-business day or after 5:00 p.m. Pacific Time on a business day shall be deemed received on the next business day. Notices shall be given to the following addresses:

Seller:	AM Coral Springs, LLC 7900 Glades Road, Suite 250 Boca Raton, Florida 33434 Attn: Joseph Poveromo Telephone: 561-367-3358 Facsimile: 561-948-8386 Email: joseph@dizengoffgroup.com
With Required Copy to:	Sachs Sax Caplan, P.L. Attn: Daniel A. Kaskel, Esq. 6111 Broken Sound Parkway NW Suite 200 Boca Raton, Florida 33487 Phone: (561) 237-6822 Facsimile: (561) 994-4985 Email: dkaskel@ssclawfirm.com
Buyer:	IREIT Business Manager & Advisor, Inc. 2901 Butterfield Road Oak Brook, Illinois 60523 Attn: Lou Quilici, Senior Vice President Telephone: Facsimile: 630-218-4900 Email: quilici@inlandgroup.com
With Required Copy to:	Gary Pechter The Inland Real Estate Group, Inc. Senior Vice President and Assistant General Counsel 2901 Butterfield Road Oak Brook, Illinois 60523 Telephone: (630) 645-2084

Facsimile: (630) 218-4900
Email: Pechter@inlandgroup.com

14. **DEFAULT/REMEDY.**

14.1 Seller Default. In the event of a default by Seller in the performance or observance of any of Seller's duties or obligations herein contained, following Seller's receipt of written notice and a ten (10) day opportunity to cure same, and further provided that Buyer is not in default hereunder, Buyer shall have the right to (a) terminate this Agreement in which event the Earnest Money shall be promptly returned to Buyer and neither party shall have any further duties or obligations hereunder, and Seller shall reimburse Buyer its actual, third party expenses incurred in connection with this Agreement, not to exceed $50,000. In the event of an intentional default uncured default by Seller whereby Seller refuses to Close, and Buyer is not otherwise in default hereunder, Seller will pay to Buyer the sum of $750,000 as liquidated damages as Buyer sole remedy hereunder, or (b) pursue any and all rights and remedies available at law or in equity, including, without limitation, an action for specific performance of the terms of this Agreement. The limitation on remedies contained herein shall apply to the remedies set forth in Section 10 for an intentional and material breach of a representation or warranty.

14.2 Buyer Default. In the event the Closing shall not occur due to a default by Buyer under the terms of this Agreement, then provided Seller is not in default of its obligations under this Agreement, Seller may terminate this Agreement and receive the Earnest Money as liquidated damages and as Seller's sole and exclusive remedy at law or in equity hereunder. The limitation on remedies contained herein shall apply to the remedies set forth in Section 10 for an intentional and material breach of a representation or warranty.

15. Assignment. Buyer may assign its rights under this Agreement to an entity in which Buyer has a legally controlling interest; provided, however, that Buyer shall have no such right unless a written assignment is delivered to Seller no later than seven (7) business days before the Closing Date; and further provided that no such assignment shall relieve Buyer of its obligations hereunder. The Seller may not assign its interests in this Agreement.

16. Interpretation, Applicable Law and Jurisdiction. This Agreement shall be construed and interpreted in accordance with the laws of the state of Florida. Seller and Buyer hereby consent and submit to the exclusive jurisdiction and venue of any state or federal court sitting in Broward or Palm Beach Counties, Florida with respect to any legal action or proceeding arising with respect to this Agreement and waive all objections which they may have to such jurisdiction and venue. Where required for proper interpretation, words in the singular shall include the plural; the masculine gender shall include the neuter and the feminine, and vice versa. The terms "successors and assigns" shall include the heirs, administrators, executors, successors, and assigns, as applicable, of any party hereto.

17. Amendment. This Agreement may not be modified or amended, except by an agreement in writing signed by the parties. The parties may waive any of the conditions contained herein or

any of the obligations of the other party hereunder, but any such waiver shall be effective only if in writing and signed by the party waiving such conditions and obligations.

18. Attorney's Fees. In the event it becomes necessary for either party to file a suit to enforce this Agreement or any provisions contained herein, the prevailing party shall be entitled to recover, in addition to all other remedies or damages, reasonable attorneys' fees and costs of court incurred in such suit or arbitration, including those related to any appeal or review.

19. Entire Agreement; Survival. This Agreement constitutes the entire agreement between the parties pertaining to the subject matter hereof and supersedes all prior and contemporaneous agreements and understandings of the parties in connection therewith. No representation, warranty, covenant, agreement or condition not expressed in this Agreement, if any, shall be binding upon the parties hereto nor shall they affect or be effective to interpret, change or restrict the provisions of this Agreement. All of the obligations of the parties hereunder and all other provisions of this Agreement shall be deemed to have merged into the Deed and shall be extinguished at Closing or the earlier termination of this Agreement, except as expressly provided herein.

20. Multiple Originals; Counterparts; Signatures. The parties may execute numerous originals of this Agreement. Each such executed Agreement and copies of the same shall have the full force and effect of an original executed instrument. This Agreement may be executed in any number of counterparts, all of which when taken together shall constitute the entire Agreement. Signatures transmitted by facsimile or e-mail shall be treated as originals in all respects for purposes of executing this Agreement, any amendments hereto and any notices delivered hereunder.

21. Time of the Essence; Business Day Convention. Time is of the essence of this Agreement. Except as provided in Section 7.3.1, time periods hereunder shall be deemed to expire at 5:00 p.m. Central Daylight Savings Time, as applicable. If the final date of any period falls upon a Saturday, Sunday or legal holiday under Federal law, the laws of the State in which the Real Property is located, then in such event the expiration date of such period shall be extended to the next day which is not a Saturday, Sunday or legal holiday under Federal law, the laws of the State in which the Property is located.

22. Real Estate Commission. Seller and Buyer each represent and warrant to the other that neither Seller nor Buyer has contracted or entered into any agreement with any real estate broker, agent, finder or any other party in connection with this transaction, and that neither party has taken any action which would result in any real estate broker's, finder's or other fees or commissions being due and payable to any party with respect to the transaction contemplated hereby, except that Seller has contracted with CBRE as its broker and will pay any commission due to said broker under a separate agreement, if, but only if, Closing occurs pursuant to this Agreement. Each party hereby indemnifies and agrees to hold the other party harmless from any loss, liability, damage, cost or expense (including reasonable attorneys' fees) resulting to the other party by reason of a breach of the representation and warranty made by such party in this Section 22.

23. Exchange. Seller (or, if applicable, each entity comprising Seller) reserves the right to structure the sale of the Property as a like kind exchange pursuant to Section 1031 of the Code. In such event, Seller shall have the right to assign its interest in this Agreement to a qualified exchange intermediary of its choosing to effect such exchange. Buyer shall sign a customary assignment and/or notice of assignment, however, such assignment shall at no cost or expense to Buyer and shall not otherwise affect the term of this Agreement.

24. Confidentiality. Buyer agrees that, prior to the closing, all Property information received by Buyer shall be kept confidential as provided in this Section 24. Without the prior written consent of Seller, prior to the Closing, the Property information shall not be disclosed by Buyer or its representatives, in any manner whatsoever, in whole or in part, except (i) to Buyer's representatives who need to know the Property information for the purpose of evaluating the Property and who are informed by Buyer of the confidential nature of the Property information; (ii) as may be necessary for Buyer or Buyer's representatives to comply with applicable laws, including, without limitation, governmental, regulatory, disclosure, tax and reporting requirements; to comply with other requirements and requests of regulatory and supervisory authorities and self-regulatory organizations having jurisdiction over Buyer or Buyer's representatives; to comply with regulatory or judicial processes; or to satisfy reporting procedures and inquiries of credit rating agencies in accordance with customary practices of Buyer or its affiliates; and (iii) to prospective tenants of the Property.

25. Parties Not Bound. Delivery of drafts of this Agreement, and all discussions and written communications regarding drafts of this Agreement, are preliminary discussions only and shall not serve as the basis for any claim of any kind between the parties including any claim of reliance, estoppel, breach of good faith or breach of contract. Neither party is bound unless and until a fully executed Agreement is delivered by both parties.

26. Invalid Provision. If any provision of this Agreement is held to be illegal, invalid or unenforceable under present or future laws, such provision shall be fully severable; this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part of this Agreement; and, the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by such illegal, invalid or unenforceable provision or by its severance from this Agreement.

27. Waiver of Jury Trial. EACH PARTY TO THIS AGREEMENT HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVES ANY RIGHT THEY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED UPON THIS AGREEMENT OR ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY OTHER AGREEMENT CONTEMPLATED AND EXECUTED IN CONNECTION HEREWITH, OR ANY COURSE OF DEALING, COURSE OF CONDUCT, STATEMENTS (WHETHER VERBAL OR WRITTEN) OR ACTIONS OF ANY PARTY HERETO.

28. Radon Gas. Radon is a naturally occurring radioactive gas that when accumulated in a building in sufficient quantities may present health risks to persons who are exposed to it over time. Levels of radon that exceed federal and state guidelines have been found in buildings in Florida. Additional information regarding radon or radon testing may be obtained from your county health department.

29. Master Lease. At Closing, in the event of a Tenant's default for failure to pay base rent and CAM under its Lease other than Wal-Mart Neighborhood Market, then in accordance with Section 12(b)(5) above, Seller shall have the option of depositing with Escrow Holder the sum of two (2) years' base rent and CAM Charges, for the applicable Lease ("Master Lease Escrow"). The duration of the Master Lease Escrow shall be for a period of up to two (2) years ("Master Lease Period"). Until such time as the monetary default pertaining to pre-Closing rent under the subject Lease is cured, or the defaulting Tenant is replaced by a new tenant paying rent equal to the rent paid by such defaulting Tenant, the Master Lease Escrow shall be paid to Buyer on a monthly basis (1/24 per month) during the Master Lease Period. In the event a pre-Closing Tenant is in default, Buyer agrees to employ commercially reasonable efforts to expedite eviction or other termination of the defaulted Lease and enter into a Lease with a new Tenant. Within two (2) business days following the defaulting Tenant curing the pre-Closing default, or a new Tenant commencing full rental payments including all pass through amounts, the balance of the Master Lease Escrow shall be refunded to Seller. Buyer or Escrow Holder, as the case may be, shall also refund to Seller any rent paid by a defaulting Tenant to Buyer during the Master Lease Period. (By way of example, in the event that three months' rent was paid from the Master Lease Escrow to Buyer, and the defaulting Tenant cured the default by paying to Buyer outstanding rent, or Buyer otherwise forgives the delinquent rent, then Seller shall be reimbursed the three months rental payments previously received by Buyer.) Any new Leases entered into by Buyer in replacement of a defaulting Tenant's Lease may include customary, standard and reasonable rent concessions. Any concessions in excess of that which is considered customary, standard and reasonable in the local market shall not be deducted from the Master Lease Escrow. Buyer shall be entitled to deduct from the Master Lease Escrow, customary, reasonable and necessary commissions and tenant improvement allowances, not to exceed the sums deposited into the Master Lease Escrow by Seller for such purposes.

[SIGNATURES BEGIN ON THE FOLLOWING PAGE]

IN WITNESS WHEREOF, Buyer and Seller have executed this Agreement as of the dates reflected below.

SELLER:

AM CORAL SPRINGS, LLC
a Florida limited liability company

By: AM INVEST, LLC,
a Florida limited liability company,
Managing Member

By: ______________________
Joseph Poveromo, Vice President

EXECUTED on this the 18 day of November, 2013.

BUYER:

IREIT BUSINESS MANAGER & ADVISOR, INC., an Illinois corporation

By: ______________________
Lou Quilici, Senior Vice President

EXECUTED on this the ___ day of November, 2013.

The undersigned hereby is executing this Agreement for the express but limited purpose of agreeing to be jointly and severally liable for any liabilities of Seller which survive the Closing.

AM INVEST, LLC,
a Florida limited liability company,

By: ______________________
Joseph Poveromo, Vice President

Date: 11 | 18 | 2013

CONSENT OF ESCROW HOLDER

Escrow Holder hereby agrees to perform its obligations under this Agreement and acknowledges receipt of (a) the Initial Deposit from Buyer in the amount of Two Hundred Fifty Thousand and No/100 Dollars ($250,000.00) and (b) a fully executed counterparty of this Agreement on November 18, 2013.

Chicago Title Insurance Company

By: ______________________

SCHEDULE I

DUE DILIGENCE CHECKLIST

PROPERTY:	Seller Comments
A FINANCIAL INFORMATION	
1 Leases	
a **Copies of all leases, amendments and any guarantees**	
We need within three (3) days after acceptance of agreement.	
b **Copies of any REA, OEA, easements and encumbrances, owner association documents, if applicable.**	
We need within three (3) days after acceptance of agreement.	
c Standard Lease form.	
2 Rent Roll	
a **Current Rent Roll**	
We need within three (3) days after acceptance of agreement.	
b Rent Roll as of December 31 of previous year	
c Rent information for any tenant who occupied a space during previous year, including vacated tenants as of December 31 of previous year.	
d Future rent information for any tenant to occupy a space in the current year whose lease was signed and finalized as of December 31 of the previous year.	
e Schedule of rents for free ret and stopped rent periods	
3 Copies of Commencement Letters to Tenants.	
4 Latest leasing status report	
5 Summary of recent lease transactions including rate and tenant improvement allowances	
6 Percentage Rent	
a List of current tenants on percentage rent only or percentage rent in lieu basis	
b Summary of percentage rents for the year ended December 31 of previous year and related support	
7 List of specialty license agreements	

8	Operating Statements		
	a	Prior five full years income / operating statements ending December 31	
	b	Income / Operating Statement from January 1 through the end of the most recent quarter.	
	c	Year-to-date income / operating statement	
	d	Balance Sheet as of December 31 of previous year	
	e	Current year / full year operating budgets	
	f	Following year budget	
9	General Ledger		
	a	General ledger detail for income statement accounts for the previous year ending December 31	
	b	Year-to-date general ledger statement	
10	Copies of bills for Real Estate Taxes (last three years)		
11	Seller's Insurance		
	a	Liability - copy of Declaration page for current and previous three years	
	b	Property - copy of Declaration page for current and previous three years	
	c	Property and Liability loss runs	
	d	Elevation Certification for Flood Insurance	
12	Tenant Reconciliations		
	a	Copies of reconciliations for CAM / Tax / Insurance for year ended December 31 of previous year for all tenants including vacated Tenants.	
	b	Statement of current monthly amounts paid by tenants for CAM / Tax / Insurance plus a year-to-date balance of amounts paid by each tenant (Tenant Ledgers)	
13	Information related to any recent CAM or Tax Audits, including copies of reports		
14	Leakage report of reimbursable expenses by tenant		
15	Receivables status / Aging Report		
16	Tenant Sales reports for last three years (absolutely required for tenants who have kick-outs for sales or who paid percentage rent.)		

17	Tenant financial statements (non-anchor tenants)	______
18	Lease Expirations	
	a Next three years	______
	b Status of expirations, with kick-outs, with respect to renewal possibilities	______
19	Description and breakdown of Promotional Income and Marketing Fund	______
20	Leasing Plan	______
B	**EXPENSE INFORMATION**	
1	Utility Bills - 12 months of consecutive bills	
	a Water	______
	b Gas	______
	c Electric	______
	d Telephone and dedicated lines (alarms)	______
2	Service Agreements - Copies of all service agreements , contracts or leases that encumber the property	
	a Fire / Sprinkler / Burglar Alarms	______
	b Antenna Cable / Satellite Dish	______
	c Cleaning	______
	d Exterminating	______
	e Landscaping	______
	f Scavenger	______
	g Security Service	______
	h Snow Removal	______
	i Towing	______
	j Union Contracts	______
	k Elevator	______
	l Uniform Rental	______
	m Water Softeners	______
	n Leasing	______
	o Management Agreement	______
	p Advertising	______
	q Tax reduction legal fees	______
	r Any other service contracts or leases not cancelable in 90 days	______
3	Copies of one month's invoices for recurring contractual operating expenses (contractual, landscaping, sweeping, etc.)	______

	4	Copies of invoices for various significant expense items (repairs, maintenance, contractual)	______
	5	Detail of legal fees and any legal matters related to the property and/or tenants	______
	6	Capital Improvements a Capital improvements over the last 36 months b Five-year capital expenditure forecast c Assignable warranties (other than roof)	 ______ ______ ______
C	**ENVIRONMENTAL REPORTS -** Existing Phase I (and Phase II, if applicable)		______
D	**STAFFING** 1 Itemized by position and salary		______
E	**SITE INSPECTIONS** 1 Inspection Report 2 Photos		 ______ ______
F	**MISCELLANEOUS** 1 Code Violations a Current and outstanding b Last 24 months with compliance c Contact municipalities as to other problems		 ______ ______ ______
	2	Copies of all warranties a Roof b Construction	 ______ ______
	3	Current Tenant Contact List	______
	4	Certificates of Insurance for each tenant	______
	5	Appraisal	______
	6	Copy of Management Agreement	______
	7	Marketing / Leasing Brochures	______
	8	Survey	______

9	Site Plan	________
10	Building Photographs and aerials	________
11	Certificates of Occupancy	________
12	Zoning Letter	________
13	Building Plans and Specifications	________
14	Estoppels (Tenants, Guarantors, REAs, OEAs, Association's, if any)	________
15	Engineering (Property Condition) Report	________

Base Rent / Physical Occupancy
Previous Five Years

Year Ending December 31	Occupancy Rate as of December 31	Effective Annual Rental Rate as of December 31
2012	________	________
2011	________	________

EXHIBIT A

Legal Description of the Property

Parcel "C", North Hills Plaza, according to the plat thereof, as recorded in Plat Book 149, Page 17, of the Public Records of Broward County, Florida.

EXHIBIT B

Form of Assignment and Assumption Agreement

This Assignment and Assumption Agreement (this **"Assignment"**) is made as of this ___ day of _________________________, 20___, by and between ______________________, a ____________ (**"Assignor"**), and ____________________, a ____________________________ (**"Assignee"**).

For good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Assignor hereby grants, sells, transfers and assigns unto Assignee all of the rights, title and interest of Assignor, if any, in, to and under any and all of the following items (collectively, the "Assumed Items"), to the extent that they are related to that certain real property located in ____________________, _________________, which is more particularly described in **Exhibit A** attached hereto (the **"Real Property"**) which Assignor is selling to Assignee pursuant to an Agreement for Purchase and Sale date ____________________ (the **"Agreement"**):

(a) all contracts or agreements, if any, to the extent that they relate to the Real Property, or improvements thereon, including, but not limited to, maintenance or utility contracts (collectively the **"Contracts"**);

(b) any and all plans and specifications, architectural and engineering drawings and the common name of the Real Property; and

(c) All leases, including associated amendments, with all persons leasing the Real Property or any portion thereof (collectively, the **"Leases"**), together with all security deposits held in connection with the Leases and all of Seller's right, title and interest in and to all guarantees, letters of credit and other similar credit enhancements providing additional security for such Leases.

Assignee hereby accepts the foregoing assignment and hereby (i) assumes to pay, perform and discharge, as and when due, all of the agreements and obligations related the Contracts and Leases, (ii) agrees to be bound by all of the terms and conditions of the Contracts and Leases, and (iii) agrees to indemnify and defend Assignor from, for and against any claim or loss related to any of the Contracts or Leases first arising on or after the date hereof.

Assignor hereby agrees to indemnify Assignee and its successors and assigns from against any claim or loss related to the Property, the Contracts or Leases for any period prior to Closing including, but not limited to, any reconciliations for any year prior to Closing.

ASSIGNOR HAS NOT MADE AND DOES NOT AND WILL NOT MAKE ANY WARRANTIES OR REPRESENTATIONS WITH RESPECT TO THE ASSIGNED ITEMS AND ASSIGNOR SPECIFICALLY DISCLAIMS ANY IMPLIED WARRANTIES OR WARRANTIES ARISING BY OPERATION OF LAW, INCLUDING, BUT IN NO

WAY LIMITED TO, ANY WARRANTY OF CONDITION, MERCHANTABILITY, HABITABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE. ASSIGNEE ACKNOWLEDGES THAT ASSIGNEE IS A SOPHISTICATED PARTY FAMILIAR WITH THIS TYPE OF REAL PROPERTY AND THAT, SUBJECT ONLY TO THE EXPRESS WARRANTIES SET FORTH IN THE AGREEMENT, IF ANY, ASSIGNEE IS ACQUIRING THE ASSIGNED ITEMS "AS IS AND WHERE IS, WITH ALL FAULTS," IN THEIR PRESENT STATE AND CONDITION.

Assignor hereby covenants that it will, at any time and from time to time upon written request therefor, at Assignee's sole expense and without the assumption of any additional liability therefor, execute and deliver to Assignee, and its successors and assigns, any new or confirmatory instruments and take such further acts as Assignee may reasonably request to fully evidence the assignment contained herein.

Claims under this Assignment are subject to the limitations set forth in the Agreement. The provisions of this Assignment shall be binding upon, and shall inure to the benefit of, the successors and assigns of Assignor and Assignee, respectively. This Assignment may be executed in any number of counterparts, each of which shall be deemed an original, but all of which when taken together shall constitute one and the same instrument.

IN WITNESS WHEREOF, Assignor and Assignee have caused their duly authorized representatives to execute this Assignment as of the date first above written.

ASSIGNOR:

____________________________,
a __________________________

By:__________________________
Name:________________________
Title:_________________________

ASSIGNEE:

____________________________,
a __________________________

By:__________________________
Name:________________________
Title:_________________________

EXHIBIT C

Form of Bill of Sale

For good and valuable consideration, receipt and sufficiency of which is hereby acknowledged, the undersigned, _______________ (**"Seller"**), does hereby give, grant, bargain, sell, transfer, assign, convey and deliver to _______________, a ____________ limited liability company(**"Buyer"**), all tangible personal property of Seller located on or used exclusively in connection with that certain real property (the **"Real Property"**) located at__________, commonly known as __________, which Real Property is more particularly described on **Exhibit A** attached hereto.

The assets transferred hereby are conveyed AS-IS WHERE-IS WITHOUT ANY REPRESENTATION OF MERCHANTABILITY OR FITNESS FOR ANY PURPOSE WHATSOEVER.

Claims under this Bill of Sale are subject to the limitations set forth in the Agreement for Purchase and Sale under which the Real Property is being sold and this Bill of Sale is delivered. All references to "Seller" and "Buyer" herein shall be deemed to include their respective nominees, successors and/or assigns, where the context permits.

Dated: __________________, 2013

SELLER:

By:______________________________
Name: ____________________________
Title:_____________________________

EXHIBIT D

CONTRACTS

EXHIBIT E

LETTER TO AUDITOR

____
____
____
____
Address

Current Date

Ladies and Gentlemen:

We are providing this letter as property managers of the shopping center referenced in this paragraph, in connection with your audit of the Historical Summary of Gross Income an Direct Operating Expenses ("Historical Summary") of North Hills Plaza (the "Property") for the year ending December 31, 2012 and through our management period, ending on December ____ 2013, for the purpose of expressing an opinion, to the best of our actual knowledge, as to whether the Historical Summary presents fairly, in all material respects, the gross income and direct operating expenses in conformity with the accrual method of accounting.

Representations in this letter are limited to matters that are material. Items are considered material if they involve an omission or misstatement of accounting information that, in the light of surrounding circumstances, makes it probable that the judgment of a reasonable person relying on the information would be changed or influenced by the omission or misstatement.

We confirm, to the best of our actual knowledge and belief, without independent inquiry, the following representations made to you:

1. We have made available to you all financial records and related data.

2. There are no known, to the best of our knowledge, without our independent inquiry:

    a. Violations or possible violations of laws or regulations, whose effects should be considered for disclosure in the Historical Summary or as a basis for recording a loss contingency.

    b. Unasserted claims or assessments.

    c. Other liabilities or material gain or loss contingencies that to the best of our knowledge are required to be accrued or disclosed in accordance with generally accepted accounting principles.

    d. Material transactions that have not been properly recorded in the accounting records underlying the Historical Summary.

3. We understand that the term "fraud" includes misstatements arising from fraudulent financial reporting and misstatements arising from misappropriation of assets.

4. We have no knowledge of any fraud or suspected fraud affecting the entity involving:

   a. Management,

   b. Employees who have significant roles in internal control over financial reporting, or

   c. Others where the fraud could have a material effect on the Historical Summary.

5. We have no knowledge of any allegations of fraud or suspected fraud affecting the entity received in communications from employees, former employees, or others.

6. We have no knowledge of any officer or director of the Property, or any other person acting under the direction thereof, having taken any action to fraudulently influence, coerce, manipulate or mislead you during your audit.

7. To the best of our actual knowledge, the Property has complied with all aspects of contractual agreements that would have a material effect on the Historical Summary in the event of noncompliance.

8. All income from operating leases is included as gross income in the Historical Summary. No other forms of revenue are included in the Historical Summary.

Further, we confirm that we have provided the fair presentation in the Historical Summary, results of Gross Income and Direct Operating Expenses for the year ending December 31, 2012 and through our management period, ending on December ____ 2013, in conformity with the accrual method of accounting.

This letter is furnished to you by us as property managers for the above-referenced shopping center, is solely for your benefit, and is rendered solely in connection with the transaction to which this letter relates. This letter may be relied upon only in connection with this transaction and may not be relied upon by any other person without our prior written consent.

Very truly yours,

AVISON YOUNG
Property Manager and Agent for AM Coral Springs, LLC

By:______________________________

EXHIBIT F

RENT ROLL

EXHIBIT G

TENANT ESTOPPEL CERTIFICATE

To:

Inland Real Estate Acquisitions, Inc.
Inland Real Estate Income Trust, Inc.,
its lender, and their respective successors and assigns ("Purchaser")
2901 Butterfield Road
Oak Brook, Illinois 60523
Attn: Sharon Anderson-Cox

Re: Lease Agreement dated ________________ and amended ______________ ("Lease"), between ____ as "Landlord", and , as "Tenant", guaranteed by ________________________________ ("Guarantor") for leased premises known as ____ (the "Premises") of the property commonly known as (the "Property").

1. Tenant hereby certifies that the following represents with respect to the Lease are accurate and complete as of the date hereof.

a. Dates of all amendments, letter agreements, modifications and waivers related to the Lease

b. Commencement Date

c. Expiration Date

d. Current Annual Base Rent

	Adjustment Date	Rental Amount
e. Fixed or CPI Rent Increases	____________	__________

f. Square Footage of Premises

g. Security Deposit Paid to Landlord

h. Renewal Options ____ Additional Terms for ________ years at $________ per year

i. Termination Options Termination Date ________________
Fees Payable ____________________

2. Tenant further certifies to Purchaser that:

a. the Lease is presently in full force and effect and represents the entire agreement between Tenant and Landlord with respect to the Premises;

b. the Lease has not been assigned and the Premises have not been sublet by Tenant;
c. Tenant has accepted and is occupying the Premises, all construction required by the Lease has been completed and any payments, credits or abatements required to be given by Landlord to Tenant have been given;
d. Tenant is open for business or is operating its business at the Premises;
e. no installment of rent or other charges under the Lease other than current monthly rent has been paid more than 30 days in advance and Tenant is not in arrears on any rental payment or other charges;
f. Landlord has no obligation to segregate the security deposit or to pay interest thereon;
g. Landlord is not in default under the Lease and no event has occurred which, with the giving of notice or passage of time, or both, could result in a default by Landlord;
h. Tenant has no existing defenses, offsets, liens, claims or credits against the payment obligations under the Lease;
i. Tenant has not been granted any options or rights to terminate the Lease earlier than the Expiration Date (except as stated in paragraph 1(i));
j. Tenant has not been granted any options or rights of first refusal to purchase the Premises or the Property;
k. Tenant has not received notice of violation of any federal, state, county or municipal laws, regulations, ordinances, orders or directives relating to the use or condition of the Premises or the Property;
l. Intentionally omitted;
m. Tenant has not filed, and is not currently the subject of any filing, voluntary or involuntary, for bankruptcy or reorganization under any applicable bankruptcy or creditors rights laws; and
n. Rent has been paid through ________ ___, 2013.

3. This certification is made with the knowledge that Purchaser may acquire title to the Property. The undersigned is authorized to execute this Tenant Estoppel Certificate on behalf of Tenant.

[TENANT]
By:

Its:________________________

Date: